                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              Sprint Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                  Don A. Jensen, Vice President and Secretary
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

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[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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Notes:

LOGO                                                       Post Office Box
                                                           11315
                                                     Kansas City, Missouri 64112

William T. Esrey
Chairman

                                          March 14, 1995

Dear Stockholder:

  On behalf of the Board of Directors and Management, I cordially invite you to attend the Annual Meeting of the Stockholders of Sprint Corporation. The Annual Meeting will be held at 10:00 a.m. on Tuesday, April 18, 1995, at Sprint World Headquarters, 2330 Shawnee Mission Parkway, Westwood, Kansas. The enclosed notice of the meeting and Proxy Statement contain detailed information about the business to be transacted at the meeting.

  The Board of Directors has nominated two of the three present Directors whose terms of office expire this year to continue to serve as Directors of Class
III. Paul Henson, Director of our company since 1960 and a present Class III Director, will retire when his term of office expires at the Annual Meeting. In order to balance the number of Directors among the three classes, the Board of Directors has nominated Stewart Turley, a present Class II Director, and myself, presently a Director of Class I, to serve as Directors of Class III. The Board of Directors recommends that you vote for the nominees.

  You are also being asked to approve a Management Incentive Stock Option Plan. The plan would permit approximately 13,000 employees who participate in Sprint's annual incentive compensation plans to elect to receive stock options at 100% of fair market value in lieu of a portion of their cash incentive plan opportunity. In addition, you are asked to approve the appointment of Ernst & Young LLP as independent auditors of Sprint for 1995. The Board of Directors recommends that you vote for these proposals.

  Two Stockholder proposals are also included in the Proxy Statement. The proposals relate to the retirement plan for outside Directors and establishing a Stockholder advisory committee. For the reasons set forth in the Proxy Statement, the Board of Directors recommends a vote against each proposal.

  The prompt return of your proxy in the enclosed business return envelope will save Sprint additional expenses of solicitation and will help ensure that as many shares as possible are represented.

                                          Sincerely,

                                          LOGO
                                          Chairman

                               SPRINT CORPORATION
                                 P.O. BOX 11315
                          KANSAS CITY, MISSOURI 64112

                               ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 18, 1995

                               ----------------

TO THE STOCKHOLDERS OF SPRINT CORPORATION:

  The Annual Meeting of the Stockholders of Sprint Corporation (Sprint) will be held at the corporate headquarters of Sprint, 2330 Shawnee Mission Parkway, Westwood, Kansas on Tuesday, April 18, 1995, at 10:00 a.m. (local time) for the following purposes:

    1. To elect four Class III Directors to serve for a term of three years.

    2. To consider and vote upon a proposal to approve the Management Incentive Stock Option Plan.

    3. To consider and vote upon a proposal to approve the appointment of Ernst & Young LLP as independent auditors of Sprint for 1995.

    4. To act upon such matters, including two Stockholder proposals (set forth on pages 19 through 22 of the accompanying Proxy Statement), as may properly come before the meeting or any adjournments thereof.

  The close of business on February 21, 1995, has been designated as the record date for the determination of Stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

                                          By order of the Board of Directors
Westwood, Kansas                                Don A. Jensen
March 14, 1995                               Vice President and
                                                  Secretary


                             YOUR VOTE IS IMPORTANT

   We consider the vote of each Stockholder important, whatever the number of shares held. If you are unable to attend the meeting in person, please sign, date and return your proxy in the enclosed envelope at your earliest convenience. The prompt return of your proxy will save expense to Sprint.

                               SPRINT CORPORATION
                                 P.O. BOX 11315
                          KANSAS CITY, MISSOURI 64112
                                 MARCH 14, 1995

                                PROXY STATEMENT

PROXIES, SOLICITATION AND VOTING

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies in the accompanying form to be used at the Annual Meeting of Stockholders on April 18, 1995. Properly executed and dated proxies received will be voted in accordance with instructions thereon. If the proxy card is signed and returned and no instructions are given on the proxy with respect to the matters to be acted upon, the shares represented by the proxy will be voted for the election of the nominees for Directors designated below, for approval of the Management Incentive Stock Option Plan, for approval of the appointment of the auditors of Sprint and against the Stockholder proposals.

  A Stockholder giving a proxy may revoke it at any time before it is exercised by filing with the Secretary of Sprint an instrument of revocation or a duly executed proxy bearing a later date. A proxy may also be revoked by attending the Annual Meeting of Stockholders and voting in person. Attendance at the Annual Meeting of Stockholders will not in and of itself constitute the revocation of a proxy.

  In addition to solicitation by mail, proxies may be solicited by officers of Sprint in person or by telephone. Sprint has retained D. F. King & Co., Inc. to assist in the solicitation of proxies for an anticipated fee of $6,000 plus out-of-pocket expenses. The cost of soliciting proxies will be borne by Sprint.

  As of the record date, February 21, 1995, Sprint had outstanding and entitled to vote 347,567,416 shares of Common Stock, 54,022 shares of Preferred Stock-First Series, Convertible, 321,238 shares of Preferred Stock-Second Series, Convertible, and 95 shares of Preferred Stock-Fifth Series. Each share of Common Stock, Preferred Stock-First Series, Convertible, Preferred Stock-Second Series, Convertible, and Preferred Stock-Fifth Series is entitled to one vote on each matter to be voted on at the meeting.

  The four nominees for Director receiving the greatest number of votes at the Annual Meeting of Stockholders will be elected as Directors. For all other matters to be voted upon at the Annual Meeting, the affirmative vote of a majority of shares present in person or represented by proxy, and entitled to vote on the matter, is necessary for approval. For purposes of determining the outcome of the vote on these matters, an instruction to "abstain" from voting on a proposal will be treated as shares present and entitled to vote, and will have the same effect as a vote against a proposal. "Broker non-votes", which occur when brokers are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions, are not counted for the purpose of determining the number of shares present in person or represented by proxy on a voting matter and have no effect on the outcome of the vote.

  Sprint's policy is that all Stockholder meeting proxies, ballots and voting tabulations that identify the vote of a specific Stockholder shall, with certain specific and limited exceptions, be kept confidential from Sprint's Directors, officers or employees. One exception to Sprint's confidential voting policy occurs when a Stockholder writes comments on his or her proxy card. This exception is designed to accommodate the Stockholders who express their opinions and views by writing comments on their proxy cards and expect Sprint to receive these comments.

SECURITY OWNERSHIP OF MANAGEMENT

  The following table states the number of shares of Sprint Common Stock beneficially owned, as of December 31, 1994, by each current Director, each executive officer named in the "Summary Compensation

Table" and by all Directors and executive officers as a group. The number of shares beneficially owned by all Directors and executive officers as a group represented less than one percent of the outstanding shares. Except as otherwise indicated, each individual named has sole investment and voting power with respect to the securities shown.

      NAME                                                   NUMBER OF SHARES
      ----                                                   ----------------
      DuBose Ausley.........................................       46,792(1)
      Warren L. Batts.......................................       11,500(1)
      Ruth M. Davis.........................................       12,569(1)
      J. Richard Devlin.....................................       86,683(1)
      William T. Esrey......................................      701,963(1)(2)
      Donald J. Hall........................................       30,700(1)
      Paul H. Henson........................................      407,545(1)(2)
      Harold S. Hook........................................       26,500(1)
      Robert E. R. Huntley..................................       27,043(1)
      Arthur B. Krause......................................      173,865(1)(2)
      Ronald T. LeMay.......................................      203,865(1)
      Linda Koch Lorimer....................................       41,026(1)
      D. Wayne Peterson.....................................       87,343(1)
      Charles H. Price II...................................       12,900(1)(2)
      Frank E. Reed.........................................       41,275(1)
      Charles E. Rice.......................................       13,500(1)
      Stewart Turley........................................       13,900(1)
      All Directors and executive officers as a group (26
       persons).............................................    2,347,828(1)(2)

--------
(1) Includes shares which may be acquired upon the exercise of stock options exercisable on or within sixty days after December 31, 1994, under Sprint's stock option plans as follows: 39,519, 10,500, 10,500, 64,992, 427,022,
    10,500, 2,000, 10,500, 24,106, 101,046, 145,818, 39,519, 45,403, 10,500,
    39,519, 10,500 and 10,500 shares for Mr. Ausley, Mr. Batts, Dr. Davis, Messrs. Devlin, Esrey, Hall, Henson, Hook, Huntley, Krause, LeMay, Ms. Lorimer, Messrs. Peterson, Price, Reed, Rice and Turley, respectively, and 1,297,741 for all Directors and executive officers as a group.
(2) Includes shares held by or for the benefit of family members in which beneficial ownership has been disclaimed: 14,802 shares held in trust for Mr. Esrey's children, 880 shares owned by Mr. Henson's wife, 13,340 shares owned by Mr. Krause's wife, 1,000 shares held by Mr. Price's wife and 31,052 shares held by or for the benefit of family members for all Directors and executive officers as a group.

                            I. ELECTION OF DIRECTORS
                             (Item 1 on Proxy Card)

  The Board of Directors of Sprint is divided into three classes, with the term of office of each class ending in successive years. The terms of the Directors of Class III expire with this Annual Meeting of Stockholders. Each of the four nominees for Class III, if elected, will serve three years until the 1998 Annual Meeting and until a successor has been elected and qualified. Two of the nominees are now Directors of Class III, and two of the nominees, Mr. Esrey and Mr. Turley, are currently members of Class I and Class II, respectively. The Directors remaining in Classes I and II will continue in office until the 1996 and 1997 Annual Meetings, respectively.

  Each share is entitled to one vote for each of four Directors. The persons named in the accompanying proxy will vote it for the election of the nominees named below as Directors of Class III unless otherwise directed by the Stockholder. Each nominee has consented to be named and to continue to serve if elected. If any of the nominees become unavailable for election for any reason, the proxies will be voted for the other nominees and for any substitutes.

                             NOMINEES FOR DIRECTORS

  The following information is given with respect to the nominees for election.

Class III--Nominees to Serve Three Years Until 1998 Annual Meeting

WILLIAM T. ESREY, age 55. Chairman and Chief Executive Offi-cer of Sprint, Westwood, Kansas; Director of The Equitable Life Assurance Society of the United States, General Mills, Inc. and Panhandle Eastern Corporation. Mr. Esrey has been Chief Executive Officer of Sprint for more than five years. Director of Sprint since 1985; Chairman of Executive Commit-tee.




LINDA KOCH LORIMER, age 42. Secretary of the University, Yale University, New Haven, Connecticut; Director of McGraw-Hill, Inc. Prior to becoming Secretary of Yale University in 1993, Ms. Lorimer was President of Randolph-Macon Woman's College for more than six years. Prior to becoming a Director of Sprint in 1993, Ms. Lorimer was a Director of Centel Corpora-tion since 1988; Chairman of Pension and Savings Trusts Com-mittee, member of Executive Committee and Organization and Compensation Committee.




CHARLES H. PRICE II, age 63. Chairman of the Board of Mercan-tile Bank of Kansas City, Kansas City, Missouri; Director of British Airways PLC, Hanson PLC, Mercantile Bancorporation, Inc., The New York Times Company and Texaco, Inc. Mr. Price was elected Chairman of the Board of Mercantile Bank of Kan-sas City in 1992. He was President and Chief Executive Offi-cer of Ameribanc, Inc. from 1989 to 1992 and the United States Ambassador to the United Kingdom of Great Britain and Northern Ireland from 1983 to 1989. Director of Sprint since 1989; Member of Finance Committee and Nominating and Corpo-rate Responsibility Committee.




STEWART TURLEY, age 60. Chairman and Chief Executive Officer of Eckerd Corporation, a diversified retailer, Clearwater, Florida; Director of Barnett Banks, Inc. and Springs Indus-tries, Inc. Mr. Turley has been Chairman and Chief Executive Officer of Eckerd Corporation for more than five years. Di-rector of Sprint since 1980; Chairman of Organization and Compensation Committee, member of Executive Committee and Nominating and Corporate Responsibility Committee.

               MEMBERS OF BOARD OF DIRECTORS CONTINUING IN OFFICE

  The following information is given with respect to the Directors of Classes I and II, who will continue to serve as Directors of Sprint until the 1996 and 1997 Annual Meetings, respectively.

Class I--Serving Until 1996 Annual Meeting

DUBOSE AUSLEY, age 57. Chairman of Macfarlane, Ausley, Fergu-son & McMullen, a law firm, Tallahassee, Florida; Director of Capital City Bank Group, Inc., Tampa Electric Co., Inc. and TECO Energy, Inc. Prior to becoming Chairman of Macfarlane, Ausley, Ferguson & McMullen in February of 1994, Mr. Ausley was President of Ausley, McMullen, McGehee, Carothers & Proc-tor, P.A. for more than five years. Mr. Ausley has also been Chairman of the Capital City Bank Group, Inc. for more than five years. Prior to becoming a Director of Sprint in 1993, Mr. Ausley was a Director of Centel Corporation since 1982; Member of Nominating and Corporate Responsibility Committee and Pension and Savings Trusts Committee.




WARREN L. BATTS, age 62. Chairman and Chief Executive Officer of Premark International, Inc., a diversified consumer prod-ucts company, Deerfield, Illinois; Director of The Allstate Corporation, Cooper Industries, Inc. and Sears, Roebuck & Company. Mr. Batts has been Chairman and Chief Executive Of-ficer of Premark International, Inc. for more than five years. Director of Sprint since 1982; Chairman of Finance Committee, member of Executive Committee and Organization and Compensation Committee.




DONALD J. HALL, age 66. Chairman of Hallmark Cards, Inc., manufacturer of greeting cards, Kansas City, Missouri. Mr. Hall has been Chairman of Hallmark Cards, Inc. since 1983. Director of Sprint since 1986; Member of Audit Committee and Organization and Compensation Committee.




ROBERT E. R. HUNTLEY, age 65. Counsel to Hunton & Williams, a law firm, Richmond, Virginia; Director of Philip Morris Com-panies, Inc. Mr. Huntley has been counsel to Hunton & Wil-liams for more than five years. Prior to becoming a Director of Sprint in 1993, Mr. Huntley was a Director of Centel Cor-poration since 1975; Chairman of Audit Committee, member of Executive Committee and Organization and Compensation Commit-tee.

Class II--Serving Until 1997 Annual Meeting

RUTH M. DAVIS, age 66. President and Chief Executive Officer of The Pymatuning Group, Inc., a technology management serv-ices company, Alexandria, Virginia; Chairman of the Aerospace Corporation, Director of Air Products and Chemicals, Inc., Consolidated Edison Company of New York, Inc., Ceridian Cor-poration, Giddings & Lewis, Inc., Premark International, Inc., SofTech, Inc. and Varian Associates, Inc. Dr. Davis has been President and Chief Executive Officer of The Pymatuning Group, Inc. for more than five years. Director of Sprint since 1981; Member of Audit Committee and Pension and Savings Trusts Committee.




HAROLD S. HOOK, age 63. Chairman and Chief Executive Officer of American General Corporation, a financial services holding corporation, Houston, Texas; Director of Chemical Banking Corporation, Cooper Industries, Inc. and Panhandle Eastern Corporation. Mr. Hook has been Chairman and Chief Executive Officer of American General Corporation for more than five years. Director of Sprint since 1982; Member of Finance Com-mittee and Pension and Savings Trusts Committee.




RONALD T. LEMAY, age 49. President and Chief Operating Offi-cer--Long Distance Division of Sprint, Westwood, Kansas; Di-rector of Mercantile Bancorporation, Inc. and Yellow Corpora-tion. Mr. LeMay has been President and Chief Operating Offi-cer--Long Distance Division of Sprint for more than five years. Director of Sprint since 1993.




FRANK E. REED, age 59. Former President and Chief Executive Officer of CoreStates Philadelphia National Bank, Philadel-phia, Pennsylvania; Director of Harleysville Group, Inc. Mr. Reed had been President and Chief Executive Officer of CoreStates Philadelphia National Bank for more than five years prior to December 31, 1994. Prior to becoming a Direc-tor of Sprint in 1993, Mr. Reed was a Director of Centel Cor-poration since 1978; Member of Audit and Finance Committees.




CHARLES E. RICE, age 59. Chairman and Chief Executive Officer of Barnett Banks, Inc., a bank holding company, Jacksonville, Florida; Director of CSX Corporation. Mr. Rice has been Chairman and Chief Executive Officer of Barnett Banks, Inc. for more than five years. Director of Sprint since 1975; Chairman of Nominating and Corporate Responsibility Commit-tee, member of Audit and Executive Committees.

DIRECTOR MEETINGS AND COMMITTEES

  The Board of Directors held six regular meetings and six special meetings in 1994. The Board of Directors has an Audit Committee, a Nominating and Corporate Responsibility Committee and an Organization and Compensation Committee. The Board of Directors also has an Executive Committee, a Finance Committee and a Pension and Savings Trusts Committee. The members of each committee are identified in the above description of Directors. In 1994 the Organization and Compensation Committee held six meetings, the Finance Committee held four meetings and the Nominating and Corporate Responsibility Committee held three meetings. The Audit Committee, the Executive Committee and the Pension and Savings Trusts Committee each held two meetings. Each current Director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which the Director served during 1994.

  The principal responsibilities of the Audit Committee are to ensure: (a) that proper accounting principles are being followed; (b) that the total audit coverage of Sprint and its affiliates is satisfactory; and (c) that an adequate system of internal controls has been implemented by Sprint and is being effectively followed. The Audit Committee provides an open avenue of communication between management, the external and internal auditors and the Board of Directors. The Committee reviews the nature of all services performed by the external auditors, including the scope and general extent of their audit examination and the basis for their compensation. The Committee recommends to the Board of Directors the auditors for formal ratification by the Stockholders at the Annual Meeting.

  The principal responsibilities of the Nominating and Corporate Responsibility Committee, as they relate to the Director nomination process, are to: (a) periodically review the size and composition of the Board of Directors and make recommendations to the Board with respect to such matters; (b) recommend to the Board of Directors persons proposed as nominees whose election at the next Annual Meeting of Stockholders will be recommended by the Board of Directors; and (c) recommend persons proposed to be elected to fill any vacancy on the Board of Directors between Stockholder meetings. The Committee will consider qualified nominees recommended by Stockholders. Such recommendations should be sent to the Nominating and Corporate Responsibility Committee, c/o Corporate Secretary, at the corporate headquarters of Sprint, Post Office Box 11315, Kansas City, Missouri 64112.

  The principal responsibilities of the Organization and Compensation Committee are to: (a) assess and appraise the performance of the Chief Executive Officer and review the performance of executive management; (b) recommend to the Board of Directors base salaries, incentive compensation and other benefits for the Chief Executive Officer and other key officers; (c) counsel and advise management on plans for orderly development and succession of executive management; (d) take any and all action required or permitted to be taken by the Board of Directors under the stock option and restricted stock plans, stock purchase plans, incentive compensation plans and the deferred compensation plans of Sprint; and (e) review recommendations for major changes in compensation and benefit and retirement plans which have application to significant numbers of Sprint's total employees and which require review or approval of the Board of Directors.

COMPENSATION OF DIRECTORS

  Directors who are not officers of Sprint (the Outside Directors) are each paid $35,000 annually plus $1,250 for each meeting attended and $1,000 for each committee meeting attended. Mr. Rice, a Director of Sprint, received $8,000 in 1994 as fees for serving as a Director of United Telephone Company of Florida, a Sprint subsidiary.

  The Long-Term Stock Incentive Program, which was approved at the 1989 Annual Meeting of Stockholders, provides for the grant of stock options to Outside Directors. Under the program each Outside

Director receives an annual grant of an option to purchase 2,000 shares at an option price equal to 100% of the fair market value of the Common Stock on the date of grant. The options expire ten years from the date of grant; 25% of the shares subject to each option become exercisable as of December 31 of the year in which the option is granted and an additional 25% become exercisable on December 31 of each of the three succeeding years.

  In 1982 Sprint adopted a retirement plan for its Outside Directors. Any Director of Sprint who has served five years as a Director without simultaneously being employed by Sprint or any of its subsidiaries is eligible to receive benefits under the plan. An eligible Director retiring after March 30, 1989, will receive monthly benefit payments equal to the monthly fee (not including meeting fees) being paid to Directors at the time of the Director's retirement. The monthly retirement benefit would be $2,917 for any Director retiring while the current $35,000 annual fee remains in effect. The number of monthly benefit payments to a Director under the plan will equal the number of months served as a Director without simultaneously being employed by Sprint or any of its subsidiaries, up to a maximum of 120 payments.

  Outside Directors of Sprint and certain of its subsidiaries are also eligible for a Director's Deferred Fee Plan under which Outside Directors may elect to defer all or some of their fees.

                             EXECUTIVE COMPENSATION

ORGANIZATION AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Organization and Compensation Committee of the Board, which is composed of independent, non-employee Directors and has the principal responsibilities described on page 6 of this Proxy Statement, has furnished the following report on executive compensation:

  Sprint's compensation philosophy is to link, by using specific objectives, executives' compensation to the short-term and long-term performance of Sprint so as to maximize long-term Stockholder value. Sprint's executive compensation program consists of four elements: (1) base salary, (2) short-term incentive compensation, (3) long-term incentive compensation and (4) stock options. To develop a competitive compensation package, both base salary and total compensation (i.e., the sum of all four elements) are compared to a defined competitive group. This comparison group is composed of approximately 140 companies similar to Sprint in size as measured by annual sales. The Committee believes that the comparison group accurately reflects the market in which Sprint competes for executive talent. Most, but not all, of the companies in the S&P Telephone Utility Index and the S&P Telecommunications (Long Distance) Index which are used in the Stock Performance Graph on page 15 of this Proxy Statement are included in the comparison group. The Committee's policy is to target base salaries at the 50th percentile for base pay of similar positions within the comparison group, and total compensation at the 75th percentile provided certain performance objectives are achieved.

  Section 162(m) of the Internal Revenue Code denies a tax deduction to any publicly held corporation, such as Sprint, for compensation in excess of $1 million paid to any Named Officer. Sprint took all action required under
Section 162(m) for Sprint's incentive compensation plans to be performance-based so as to preserve Sprint's tax deduction for 1994.

  Base Salary. Each year the Committee makes a recommendation to the Board establishing base pay for all executive officers. Merit increases are based on individual performance over the previous year and are consistent with the policy to pay base salaries approximating the median of the comparison group. As a result of his performance evaluations during his tenure as Chief Executive Officer, Mr. Esrey's base salary exceeds the median of the comparison group.

  Short-Term Incentive Plans. Sprint maintained two short-term incentive plans covering its executive officers for 1994. Mr. Esrey and Mr. LeMay are covered under the Executive Management Incentive Plan

(EMIP). The material terms of the performance goals under EMIP were approved by the Stockholders at the 1994 Annual Meeting. Sprint's other executive officers are covered under the Corporate Center Management Incentive Plan (CCMIP). Each plan is a performance-driven short-term, annual incentive plan designed to promote the near term objectives of the organization.

  Target incentive opportunity for each plan is based on job level and potential impact on organization results. The entire EMIP payout, and 75% of the CCMIP payout, is based on the achievement of seven financial objectives-- three for the Local Telecommunications Division (LTD), and two for each of the Long Distance Division (LDD) and the Cellular Division. For each objective, targets were established and compared to actual 1994 financial results. The objectives for the LTD related to regulated operating income (50% weighting), cash generation (35%), and nonregulated operating income (15%). The objectives for the LDD related to operating income (50%) and net collectible revenue growth relative to market growth (50%). The objectives for the Cellular Division related to operating income (40%) and net collectible revenue (60%). The weights assigned for a particular executive as between the LTD, LDD and Cellular Division depended on an executive's responsibilities with Sprint.

  Twenty-five percent of the CCMIP payout was based on the achievement of certain personal objectives in 1994. Based on the financial results described above, and the achievement of their personal objectives, the executive officers earned CCMIP payouts on average of 126.4% of target. Mr. Esrey's EMIP payout was based on the financial results described above using relative weights for objectives by division as follows: 35% for the LTD, 45% for LDD, and 20% for the Cellular Division. Based on these factors, Mr. Esrey earned a payout of 133.5% of target.

  Long-Term Incentive Plan. The company's Long-Term Incentive Plan (LTIP) is a three-year performance-driven incentive plan designed to promote the long-term objectives of the organization. Key employees who are in a position to make a substantial contribution to the accomplishment of the long-term strategic and financial objectives of the organization are eligible to participate. Target incentive opportunity is established as a percentage of the three-year average salary range midpoint and is based on job level and potential impact on organization results.

  LTIP payouts were based entirely on the achievement of financial objectives. These financial objectives related to the LTD and the LDD. The Cellular Division was acquired with the merger with Centel Corporation in March of 1993 and was not included in the LTIP criteria for the three year period from January 1, 1992 to December 31, 1994. Beginning with the performance period January 1, 1993 to December 31, 1995 the Cellular Division is included in the LTIP. The objectives for the LTD, which were weighted equally in computing the payouts, related to return on assets and earnings before interest, income taxes and depreciation as a percent of revenues. The objectives for the LDD, which were weighted equally in computing the payouts, related to net collectible revenue growth relative to market and cumulative operating income. As with the CCMIP, the relative weights assigned to the LTIP objectives as between the LTD and LDD depend on an executive's responsibilities with Sprint.

  The specific amounts of the LTIP payouts were determined by comparing actual financial results to the pre-established targets for each objective. The payout is also adjusted by a stock price factor under which the payout based on financial objectives as described above is multiplied by a fraction, the numerator of which is the market price of Sprint Common Stock on December 31, 1994 and the denominator of which is the market price on January 1, 1992. The three-year increase in the price of Sprint Common Stock resulted in a multiplier of 118.7%.

  Mr. Esrey's LTIP payout was based on the financial results described above using relative weights for each objective as follows: 40% for the LTD and 60% for the LDD. Based on the financial results and the methodology described above, Mr. Esrey received a payout of 143.4% of target. The payout for Mr. Esrey and the other executive officers was paid in restricted Common Stock of Sprint.

  Stock Options and Restricted Stock Grants. Stock option grants combined with LTIP comprise long-term incentive compensation awarded to executive officers of Sprint. Total long-term incentive compensation is targeted at the 75th percentile of the comparison group. The Committee believes stock options encourage increased ownership of Sprint Common Stock by executive officers which, in turn, more closely aligns Stockholder and employee interests by focusing executives on long-term growth and profitability of Sprint and its Common Stock.

  The option price for shares of Sprint Common Stock issuable under stock option plans is 100% of the fair market value of the shares on the date of grant. In making option grants, the Committee does not consider the number of options already held by an executive. A grant of options was made on July 12, 1994 in recognition of the extraordinary effort made by the Named Officers in pursuing major strategic initiatives. Grants of restricted stock have recently been made as consideration for executive officers to enter into noncompetition agreements with Sprint. The number of restricted shares granted was determined in the discretion of the Committee.

                                          Stewart Turley, Chairman
                                          Warren L. Batts
                                          Donald J. Hall
                                          Robert E. R. Huntley
                                          Linda Koch Lorimer

SUMMARY COMPENSATION TABLE

  The following table reflects the cash and non-cash compensation for services in all capacities to Sprint by those persons who were, as of December 31, 1994, the chief executive officer and the other four most highly compensated executive officers of Sprint (the Named Officers):

                           SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM COMPENSATION
                                                                  ------------------------------
                                   ANNUAL COMPENSATION                   AWARDS         PAYOUTS
                            ----------------------------------    --------------------- --------
                                                        OTHER
                                                       ANNUAL     RESTRICTED SECURITIES          ALL OTHER
                                                       COMPEN-      STOCK    UNDERLYING   LTIP    COMPEN-
 NAME AND  PRINCIPAL                                   SATION      AWARD(S)   OPTIONS/  PAYOUTS   SATION
       POSITION        YEAR SALARY ($)(1) BONUS ($)(1)   ($)        ($)(2)    SARS (#)   ($)(3)   ($)(4)
 -------------------   ---- ------------- ------------ -------    ---------- ---------- -------- ---------
William T. Esrey       1994   $863,918     $1,085,569  $76,109(5) $1,113,750  230,000   $424,040  $22,871
 Chairman and Chief    1993    802,084        817,825   72,271             0  105,218    357,206   18,627
 Executive Officer     1992    762,500        537,713   12,480             0  113,856     82,504   15,379
J. Richard Devlin      1994    286,131        268,447    3,241       371,250   50,000    101,956    6,209
 Executive Vice        1993    259,489        215,201    3,661             0   15,000     83,607    5,759
 President--Law and    1992    238,935        132,431    1,244             0    2,650     18,869    4,364
 External Affairs
Arthur B. Krause       1994    310,570        303,779    9,273       371,250   60,000    111,518   12,751
 Executive Vice        1993    278,819        235,602    5,652             0   33,964     91,299   13,168
 President--Chief      1992    251,884        147,069    6,124             0   12,761     20,566   10,587
 Financial Officer
Ronald T. LeMay        1994    556,494        637,481   20,265             0  157,022    201,588    6,390
 President--Long       1993    444,773        435,309    9,446       745,000   54,260    134,379    5,979
 Distance Division     1992    399,251        198,844    6,414             0   12,408     20,373    4,364
D. Wayne Peterson(6)   1994    321,010        331,972    8,845             0   94,970    107,633   35,780
 President--Local      1993    266,412        191,540    6,811       372,500   11,000     89,783   42,431
 Telecommunications
 Division

--------
(1) Includes all amounts earned for the respective years, even if deferred under Sprint's Executive Deferred Compensation Plan. All bonuses were paid under Sprint's Management Incentive Plans.

(2) The value of the Restricted Stock Awards shown for 1994 are based on the closing price of Sprint Common Stock on August 8, 1994, the date of the grant. As of December 31, 1994, Mr. Esrey held 30,000 shares of restricted stock valued at $828,750, Messrs. Devlin, Krause and Peterson each held 10,000 shares valued at $276,250, and Mr. LeMay held 20,000 shares valued at $552,500 (based on the closing price of Sprint Common Stock on December 31, 1994 equal to $27.625). Each of the Named Officers has the right to vote and receive dividends on the restricted shares. For Messrs. Esrey, Devlin and Krause, each award vests five years from the date of grant (on August 8, 1999). The awards to Messrs. LeMay and Peterson vest 25% on July 12, 1996, 25% on July 12, 1997, and 50% on July 12, 1998.
(3) Payments for 1994 were made in restricted shares of Sprint Common Stock.
(4) Consists of the following amounts for 1994: (a) $6,390, $6,209, $6,170, $6,390 and $6,195 contributed on behalf of Messrs. Esrey, Devlin, Krause, LeMay and Peterson, respectively as matching contributions under the Sprint Retirement Savings Plan; (b) $16,481, $6,581 and $650 for Messrs. Esrey, Krause and Peterson, respectively, representing the portion of interest credits on deferred compensation accounts under Sprint's Executive Deferred Compensation Plan that are deemed by Securities and Exchange Commission
    (SEC) rules to be at above-market rates; and (c) $28,935 in relocation expenses for Mr. Peterson.
(5) Includes the cost to Sprint of providing tax and financial services of $15,145 and automobile allowance of $18,000.
(6) Mr. Peterson became President--Local Telecommunications Division on August 10, 1993. Formerly, he was President and Chief Executive Officer of Carolina Telephone and Telegraph Company, a Sprint subsidiary.

OPTION GRANTS

  The following table summarizes options granted during 1994 under Sprint's stock option plans to the Named Officers. The amounts shown as potential realizable values on these options are based on arbitrarily assumed annualized rates of appreciation in the price of Sprint Common Stock of five percent and ten percent over the term of the options, as set forth in SEC rules. The Named Officers will realize no gain on these options without an increase in the price of Sprint Common Stock which will benefit all shareholders proportionately. No stock appreciation rights were granted during 1994.

                       OPTION GRANTS IN LAST FISCAL YEAR

                          NUMBER OF                                       POTENTIAL REALIZABLE VALUE
                         SECURITIES   % OF TOTAL                           AT ASSUMED ANNUAL RATES
                         UNDERLYING    OPTIONS    EXERCISE               OF STOCK PRICE APPRECIATION
                           OPTIONS    GRANTED TO  OR BASE                     FOR OPTION TERM(2)
                           GRANTED   EMPLOYEES IN  PRICE   EXPIRATION ----------------------------------
     NAME                  (#) (1)   FISCAL YEAR   ($/SH)     DATE    0%        5%             10%
     ----                ----------- ------------ -------- ---------- --  -------------- ---------------
William T. Esrey........     115,000     4.2%     $36.6875  2/11/04   $ 0 $    2,653,346 $     6,724,099
                             115,000     4.2%      35.8125  7/12/04     0      2,590,063       6,563,729
J. Richard Devlin.......      25,000     0.9%      36.6875  2/11/04     0        576,814       1,461,761
                              25,000     0.9%      35.8125  7/12/04     0        563,057       1,426,898
Arthur B. Krause........      30,000     1.1%      36.6875  2/11/04     0        692,177       1,754,113
                              30,000     1.1%      35.8125  7/12/04     0        675,669       1,712,277
Ronald T. LeMay.........      75,000     2.7%      36.6875  2/11/04     0      1,730,443       4,385,282
                              75,000     2.7%      35.8125  7/12/04     0      1,689,172       4,280,693
                               7,022     0.3%       37.375   3/9/03     0        141,604         347,247
D. Wayne Peterson.......      30,000     1.1%      36.6875  2/11/04     0        692,177       1,754,113
                              30,000     1.1%      35.8125  7/12/04     0        675,669       1,712,277
                               1,892     0.1%      36.5625  4/23/95     0          4,093           8,220
                               3,525     0.1%      36.5625  4/22/96     0         14,450          29,735
                               4,041     0.1%      36.5625  4/13/97     0         24,551          51,750
                               4,895     0.2%      36.5625  2/12/98     0         38,425          82,720
                               3,512     0.1%      32.1875  2/12/98     0         19,721          41,721
                              10,444     0.4%      32.1875  2/17/99     0         78,665         170,754
                               6,661     0.2%      32.1875  2/15/01     0         77,212         176,594
All Stockholders(3)..... 347,567,416      --       36.4676  7/12/04     0  7,971,207,638  20,200,605,196
Named Officers' gain as
 a % of All
 Stockholders' gain.....         --       --           --       --                  .15%            .15%

--------
(1) The options shown for each Named Officer include both option awards and "reload" option grants. The first two grants shown for each individual are option awards and the remaining grants, if any, are reload grants.
    A reload option is an option granted when an optionee exercises a stock option and makes payment of the purchase price using shares of previously owned Sprint Common Stock. A reload option grant is for the number of shares utilized in payment of the purchase price and tax withholding, if any. The option price for a reload option is equal to the market price of Sprint Common Stock on the date of exercise of the original option. A reload option becomes exercisable one year from the date the original option was exercised.
    Twenty-five percent of the first option shown for each Named Officer became exercisable on February 11, 1995, and an additional 25% will become exercisable on February 11 of each of the three successive years. Twenty-five percent of the second option shown for each Named Officer will become exercisable on July 12, 1995, and an additional 25% will become exercisable on July 12 of each of the three successive years. The option awards each have a reload feature.
(2) The dollar amounts in these columns are the result of calculations at the five percent and ten percent rates set by the SEC and are not intended to forecast future appreciation of Sprint Common Stock.

(3) The amounts shown as potential realizable value for all Stockholders, which are presented for comparison purposes only, represent the aggregate net gain for all holders of record, as of February 21, 1995, of Sprint Common Stock assuming a hypothetical option granted at $36.4676 per share (the weighted average price of the option awards) on July 12, 1994 and expiring on July 12, 2004, if the price of Sprint Common Stock appreciates at the rates shown in the table. There can be no assurance that the potential realizable values shown in the table will be achieved. Sprint will neither make nor endorse any prediction as to future stock performance.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

  The following table summarizes the net value realized on the exercise of options in 1994, and the value of the outstanding options at December 31, 1994, for the Named Officers.

                      AGGREGATED OPTION EXERCISES IN 1994
                           AND YEAR-END OPTION VALUES

                                                             NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED         IN-THE-MONEY
                                                              OPTIONS AT 12/31/94     OPTIONS AT 12/31/94(2)
                                                           ------------------------- -------------------------
                         SHARES ACQUIRED VALUE REALIZED(1) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
                         ON EXERCISE (#)    ($)                (#)          (#)          ($)          ($)
                         --------------- ----------------- ----------- ------------- ----------- -------------
William T. Esrey........      5,689          $ 63,290        354,922      337,100     $699,826      $     0
J. Richard Devlin.......          0                 0         46,917       73,075       21,880            0
Arthur B. Krause........      7,049           175,989         80,946       86,850      128,936            0
Ronald T. LeMay.........      7,750            50,859        104,218      203,122       32,571            0
D. Wayne Peterson.......     45,650           704,188         18,050      111,470       11,419       14,953

--------
(1) The value realized upon exercise of an option is the difference between the fair market value of the shares of Sprint Common Stock received upon the exercise, valued on the exercise date, and the exercise price paid.
(2) The value of unexercised, in-the-money options is the difference between the exercise price of the options and the fair market value of Sprint Common Stock at December 31, 1994 ($27.625).

LONG-TERM INCENTIVE PLAN AWARDS

  The following table represents potential awards under Sprint's long-term incentive plan which, subject to Sprint's right to amend the plan at any time prior to the Organization and Compensation Committee's approval of payouts, can be earned by the achievement of certain financial objectives over the three year period ending December 31, 1996. Payouts of awards are tied to achieving specified levels of performance criteria, based on certain financial objectives, within the Long Distance Division (LDD), the Local Telecommunications Division (LTD) and the Cellular Division (CD). The relative weight given to the performance criteria of the LDD, the LTD and the CD in computing an executive's payout is based on the executive's responsibilities with Sprint.

  The portion of the payout applicable to the LDD is tied to achieving specified levels of operating margin and net collectible revenue growth. The portion of the payout applicable to the LTD is tied to achieving specified levels of return on assets, nonregulated net collectible revenues and nonregulated operating income. The portion of the payout applicable to the CD is tied to achieving specified levels of operating income and net collectible revenue. The target amount will be earned if 100% of the targeted levels of such criteria is achieved. An award payout will not be earned for performance below the threshold.

  The calculated payout, based on the achievement of the above financial criteria, is adjusted (increased or decreased) by the percent change in the market price of Sprint Common Stock as determined by the change in the average of the high and low prices on January 1, 1994 and December 31, 1996. If stock price increases over the three-year performance period, the payout is adjusted by the percentage increase in stock price. Conversely, if the stock price decreases over the three-year performance period, the payout is reduced by the percentage decrease in stock price. Upon approval of the payouts by the Organization and Compensation

Committee, each payout will be paid as specified by the executive in restricted or unrestricted shares of Sprint Common Stock, or deferred under the Executive Deferred Compensation Plan.

             LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                                      ESTIMATED FUTURE PAYOUTS
                                     PERFORMANCE OR  UNDER NON-STOCK PRICE BASED
                                      OTHER PERIOD            PLANS(1)
                                          UNTIL      ---------------------------
                                      MATURATION OR  THRESHOLD  TARGET  MAXIMUM
NAME                                     PAYOUT         ($)      ($)      ($)
----                                 --------------- --------- -------- --------
William T. Esrey.................... 1/1/94-12/31/96  $76,730  $306,920 $572,406
J. Richard Devlin................... 1/1/94-12/31/96   18,756    75,025  139,922
Arthur B. Krause.................... 1/1/94-12/31/96   20,525    82,100  153,117
Ronald T. LeMay..................... 1/1/94-12/31/96   39,270   157,080  303,557
D. Wayne Peterson................... 1/1/94-12/31/96   27,278   109,110  186,305

--------

(1) Awards are based on a percentage of the Named Officers' average base salary midpoint over the three-year performance cycle which ends December 31, 1996. In calculating the average base salary midpoint, the table assumes the base salary midpoint for 1995 and 1996 will equal the 1994 base salary midpoint. In addition, the estimated future payouts shown assume that the average of the high and low price of Sprint Common Stock on December 31, 1996 will be the same as it was on January 1, 1994.

PENSION PLANS

  The following table reflects the estimated annual pension benefit payable to an individual retiring in 1995 at age 65. The amounts include all prospective benefits under Sprint's plans, whether tax-qualified or not.

                               PENSION PLAN TABLE

                                                 YEARS OF SERVICE(2)
                                     -------------------------------------------
REMUNERATION(1)                        15      20      25       30        35
---------------                      ------- ------- ------- --------- ---------
  500,000........................... 115,022 153,362 191,703   230,043   268,384
  700,000........................... 161,522 215,362 269,203   323,043   376,884
  900,000........................... 208,022 277,362 346,703   416,043   485,384
1,100,000........................... 254,522 339,362 424,203   509,043   593,884
1,300,000........................... 301,022 401,362 501,703   602,043   702,384
1,500,000........................... 347,522 463,362 579,203   695,043   810,884
1,700,000........................... 394,022 525,362 656,703   788,043   919,384
1,900,000........................... 440,522 587,362 734,203   881,043 1,027,884
2,100,000........................... 487,022 649,362 811,703   974,043 1,136,384
2,300,000........................... 533,522 711,362 889,203 1,067,043 1,244,884
2,500,000........................... 580,022 773,362 966,703 1,160,043 1,353,384

--------
(1) Compensation, for purposes of estimating a pension benefit, includes salary and bonus as reflected under Annual Compensation in the Summary Compensation Table on page 9. The calculation of benefits under the pension plans generally is based upon average compensation for the highest five consecutive years of the ten years preceding retirement.
(2) These amounts are straight life annuity amounts and would not be subject to reduction because of Social Security benefits. For purposes of estimating a pension benefit, the years of service credited are 30, 16, 31, 18 and 37 years for Messrs. Esrey, Devlin, Krause, LeMay and Peterson, respectively.

EMPLOYMENT CONTRACTS

  Sprint has contingency employment agreements with Messrs. Esrey, Devlin, Krause and LeMay which provide for separation pay and benefits if employment is involuntarily terminated following a change in control. A change of control is deemed to occur if someone acquires 20% or more of the outstanding voting stock of Sprint or if there is a change of a majority of the Directors within a two-year period. Benefits will include monthly salary payments for 35 months (or until the officer reaches age 65 if this occurs earlier) and three payments each equal to the highest short-term plus the highest long-term incentive compensation awards received during the three years preceding termination. In addition, life, disability, medical and dental insurance coverages will be provided for 35 months. For purposes of the Key Management Benefit Plan, an officer will be deemed to have remained a Key Executive (as defined in the plan) until age 60; interest will be credited under the Executive Deferred Compensation Plan at the maximum rate allowed under the plan. Retirement benefits will be determined assuming three years of additional service and no early retirement pension reduction will be imposed. If any excise tax is imposed under Section 4999 of the Internal Revenue Code, Sprint will make the executive whole with respect to any additional taxes due. The agreements are not intended as an anti-takeover provision but could discourage an attempt to acquire control of Sprint by increasing its cost.

  The Named Officers have each signed non-competition agreements with Sprint which provide that he will not associate himself with a competitor for an 18-month period following termination of employment. In addition, the agreements provide that each executive will receive 18 months of compensation and benefits following an involuntary termination of employment.

  Sprint has a Key Management Benefit Plan providing for a survivor benefit in the event of the death of a participant or, in the alternative, a supplemental retirement benefit. Under the plan, if a participant dies prior to retirement, the participant's beneficiary will receive ten annual payments each equal to 25% of the participant's highest annual salary during the five-year period immediately prior to the time of death. If a participant dies after retiring or becoming permanently disabled, the participant's beneficiary will receive a benefit equal to 300% (or a reduced percentage if the participant retires before age 60) of the participant's highest annual salary during the five-year period immediately prior to the time of retirement or disability, payable either in a lump sum or in installments at the election of the participant. Prior to reaching age 60 and at least 13 months before retirement, a participant may elect a supplemental retirement benefit in lieu of all or a portion of the survivor benefit. Each Named Officer is a participant in the plan.

PERFORMANCE GRAPH

  The graph below compares the yearly percentage change in the cumulative total Stockholder return for Sprint Common Stock as compared with the S&P(R) 500 Stock Index, the S&P(R) Telephone Utility Index and the S&P(R) Telecommunications (Long Distance) Index, for the five-year period from December 29, 1989 to December 30, 1994. The companies which comprise the S&P Telephone Utility Index are Ameritech, Inc., Bell Atlantic Corp., BellSouth, GTE, NYNEX, Pacific Telesis Group, Southwestern Bell and U.S. West, Inc. The companies which comprise the S&P Telecommunications (Long Distance) Index are AT&T Corp., MCI Communications and Sprint.





LOGO


                          1989      1990       1991       1992       1993       1994
  Sprint                 100.00     63.24      67.19      75.31     105.80      86.53
  S&P 500                100.00     96.88     126.42     136.08     149.80     151.78
  S&P (Long Distance)    100.00     64.16      85.77     113.33     128.11     116.66
  S&P Telephone          100.00     95.46     102.66     112.65     130.10     124.72

CERTAIN RELATIONSHIPS AND OTHER TRANSACTIONS

  Mr. Ausley is Chairman of the law firm of Macfarlane, Ausley, Ferguson & McMullen, which provided legal services to certain subsidiaries of Sprint in 1994 for which it billed $364,596.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

  Section 16(a) of the Securities Exchange Act of 1934 requires Sprint's Directors and executive officers to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Sprint Common Stock and other equity securities of Sprint. Directors and executive officers are required by SEC regulations to furnish Sprint with copies of all Section 16(a) reports they file.

  To Sprint's knowledge, based solely on review of the copies of such reports furnished to Sprint and written representations that no other reports were required, during 1994 all Section 16(a) filing requirements applicable to its Directors and executive officers were complied with, except that Mr. Henson inadvertently failed to report 26 shares of Sprint Common Stock acquired by his wife through Sprint's automatic dividend reinvestment plan, and Mr. John R. Hoffman, Sprint's Senior Vice President--External Affairs, inadvertently failed to timely report 2,000 shares of Sprint Common Stock acquired in June through Sprint's Employees Stock Purchase Plan. Both Mr. Henson and Mr. Hoffman promptly reported these amounts as soon as the errors were discovered.

STOCKHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

  Stockholder proposals for the 1996 Annual Meeting of Stockholders of Sprint must be received by the Corporate Secretary at Sprint's principal office, 2330 Shawnee Mission Parkway, Westwood, Kansas 66205, no later than November 15, 1995.

                         II. PROPOSAL TO AUTHORIZE THE
                     MANAGEMENT INCENTIVE STOCK OPTION PLAN
                             (Item 2 on Proxy Card)

  The Stockholders are asked to consider and vote upon a proposal to adopt the Management Incentive Stock Option Plan (Plan). The summary of its principal features which follows is subject to the specific provisions contained in the official text set forth in Exhibit A to this Proxy Statement.

  On February 18, 1995, the Board of Directors adopted the Plan, subject to approval by the Stockholders. If approved, the Plan will become effective on February 18, 1995, and will remain in effect for ten years from the date of Stockholder approval. The Plan is designed to give Sprint employees the opportunity to receive option grants to purchase Sprint Common Stock (Options) in lieu of a portion of their annual incentive compensation earned under Sprint's management incentive plans. If the Plan is not approved, all amounts earned under the management incentive plans will be paid in cash in accordance with the terms of the plans.

  The intent of the Plan is to increase the proportion of employee compensation and benefits tied to stock ownership and to reduce the proportion related to cash compensation. Sprint believes that increased share ownership by employees more closely aligns Stockholder and employee interests by encouraging greater focus on long-term growth and profitability of Sprint and the performance of its Common Stock. The Plan also gives Sprint an immediate benefit of lower cash payments of incentive compensation. Sprint's Long Term Stock Incentive Compensation Program, approved by Stockholders on April 18, 1989, will remain in effect until April 18, 1999, and stock options may continue to be granted under such plan.

  The Plan will be administered by the Organization and Compensation Committee (Committee) appointed by the Board of Directors and composed of members of the Board who are ineligible to receive grants under the Plan (see the description of the Organization and Compensation Committee on page 6 of this Proxy Statement).

  Eligibility for the Plan and Consideration for the Options. Employees of Sprint and its subsidiaries who participate in Sprint's annual management incentive compensation plans will be eligible to receive Options under the Plan. Any salaried employee of Sprint and its subsidiaries shall be eligible to be selected as a participant in the annual management incentive compensation plans. Approximately 13,000 employees currently participate in such plans. Non-employee directors will not be eligible to receive Options under the Plan. Shares subject to Options granted to any individual employee during any calendar year shall not exceed a total of 500,000 shares. The Committee will determine each year whether Options will be granted in such year, whether participation will be elective or automatic, and the amount of incentive compensation to be given up for an Option. The exercise price per share of Sprint Common Stock purchasable under any Option shall be 100% of the fair market value of the stock on the date of the grant of such Option. In the first year of the Plan, employees can elect to receive Options for Sprint Common Stock in lieu of receiving 25% of their target opportunity as cash incentive compensation. For each $5.00 reduction in an employee's target opportunity resulting from such an election, the employee will receive an Option to purchase one share of Sprint Common Stock. In addition, an employee may elect to receive more than 25% of target opportunity in Options. In that case, the employee will receive the lesser of 50% of target opportunity or a prorata portion of the shares available under the Plan for 1995. The number of shares available for elections by employees to receive more than 25% of target will depend upon the number of employees who elect to receive cash rather than to receive Options. If all eligible employees elect to receive Options in lieu of 25% of their cash incentive opportunity, approximately 87% of the shares available for 1995 would be utilized.

  Shares subject to the Plan. Subject to adjustment as described below, nine-tenths of one percent (0.9%) of the outstanding shares of Sprint Common Stock as of the first day of each calendar year for which the Plan is in effect shall be available for grant under the Plan in such year. At January 1, 1995, that percentage equaled 3,134,605 shares. The closing price of one share as reported in the New York Stock Exchange Composite Transactions for March 1, 1995 was $28.75. All shares available in any year which are not subject to an Option granted under the Plan shall be available for grant in subsequent years. The shares of stock deliverable under the Plan may consist in whole or in part of authorized and unissued shares or treasury shares. If any Option is terminated without issuance of shares, the shares subject to such Options shall again be available for grant pursuant to the Plan.

  Administration. The Committee shall be authorized to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, and to make all other determinations which may be necessary or advisable for the administration of the Plan.

  The Board may amend, alter or discontinue the Plan or any portion thereof at any time, provided that no such action shall materially impair the rights of a participant without the participant's consent and provided that no amendment shall be made without Stockholder approval which shall increase the total number of shares reserved for issuance pursuant to the Plan.

  Terms and Conditions of the Options. The Options shall have a ten-year term and vested Options shall be exercisable during such term by active employees. Vested options of employees whose employment with Sprint has been terminated other than for cause shall remain exercisable as follows (but in no event may an Option be exercised after the end of the ten-year term): (i) involuntary termination by Sprint other than for cause, for ten years from date of grant;
(ii) in the case of death, one year from date of death; (iii) in the event of retirement or disability, five years from date of termination of employment; and (iv) voluntary termination, three months from date of termination. Options shall be exercised by payment of the purchase price, either in cash or in Sprint Common Stock having a fair market value on the date the Option is exercised equal to the exercise price.

  Adjustments. In the event of any change affecting the shares of Sprint Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other corporate change, or any distribution to Stockholders other than cash dividends, the Committee shall make such adjustment in the aggregate number of shares which may be distributed under the Plan and in the number and exercise price of shares subject to the outstanding Options granted under the Plan as it deems to be appropriate in order to maintain the purpose of the original grant.

  Tax Aspects of the Plan. Under present law, the following are the federal tax consequences generally arising with respect to awards granted under the Plan. The grant or vesting of an Option will create no tax consequences for an optionee or Sprint. Upon exercising an Option and receiving unrestricted shares, the optionee must recognize ordinary income equal to the difference between the exercise price and the fair market value of the stock on the date of exercise. Sprint will be entitled to a deduction for the same amount. Certain optionees may elect to receive restricted stock from the exercise when they use previously owned shares to pay the purchase price. These optionees will not recognize ordinary income until the date the restrictions lapse. The ordinary income will be equal to the difference between the fair market value of the stock (i.e., shares received which are in excess of the shares given up for payment of the purchase price) on the date the restrictions lapse and any cash paid for the shares. Sprint will be entitled to a deduction for the same amount. The treatment of a disposition of the shares acquired through the exercise of an option will result in short-term or long-term capital gain depending on how long the shares have been held. There will be no tax consequence to Sprint in connection with a disposition of shares acquired under an Option. There will be no tax consequences to the optionee or Sprint if an Option is canceled or expires.

  Adoption of this proposal requires the affirmative vote of the majority of the shares present and entitled to vote at the Stockholders Meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MANAGEMENT INCENTIVE STOCK OPTION PLAN.

                     III. SELECTION OF INDEPENDENT AUDITORS
                             (Item 3 on Proxy Card)

  The Board of Directors of Sprint has voted to appoint Ernst & Young LLP as independent auditors to examine the consolidated financial statements of Sprint and its subsidiaries for the fiscal year 1995, subject to approval of the Stockholders at the Annual Meeting. Such subsidiaries include Centel Corporation and its subsidiaries (Centel) as a result of the merger between Sprint and Centel Corporation on March 9, 1993.

  Ernst & Young has examined the financial statements of Sprint since 1965. Representatives of Ernst & Young will be present at the Annual Meeting with the opportunity to make a statement and to respond to appropriate questions. The affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting is necessary for the approval of the appointment of Ernst & Young as independent auditors. If the appointment of Ernst & Young is not approved at the Annual Meeting, the Board of Directors will consider the selection of another accounting firm.

  As a result of the merger with Centel, Arthur Andersen LLP, which had been Centel's auditors for many years, was dismissed; however, Ernst & Young relied on the report of Arthur Andersen with respect to the 1992 consolidated financial statements of Centel in Ernst & Young's report on Sprint's consolidated financial statements for each of the three years in the period ended December 31, 1994, as restated in 1993 to reflect the merger. Arthur Andersen's report on Centel's consolidated financial statements for the 1992 fiscal year did not contain an adverse opinion or a disclaimer of opinion, nor was the report qualified or modified as to uncertainty, audit scope, or accounting principles. During 1992 or in any subsequent interim period preceding the dismissal of Arthur Andersen, there were no disagreements between Centel and Arthur Andersen on any matters of accounting principles or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Arthur Andersen, would have caused Arthur Andersen to make reference to the matter in their report.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE APPOINTMENT.

                           IV. STOCKHOLDER PROPOSALS

    A. STOCKHOLDER PROPOSAL CONCERNING RETIREMENT PLAN FOR OUTSIDE DIRECTORS
                             (Item 4 on Proxy Card)

  The National Electrical Benefit Fund, 1125 15th Street, N.W., Washington, D.C. 20005, beneficial owners of more than 70,000 shares of Sprint Common Stock, has given notice of its intention to introduce the following resolution at the Annual Meeting:

    BE IT RESOLVED: That the shareholders of Sprint ("Company") request that the Board of Directors in the future refrain from providing pension or other retirement benefits to non-employee or outside Directors unless such benefits are specifically submitted to the shareholders for approval.

STOCKHOLDER'S STATEMENT IN SUPPORT OF STOCKHOLDER PROPOSAL A

  The Board of Directors should play a vital and independent role in helping to determine overall corporate policy and strategic direction. They should actively monitor senior management in faithfully implementing these policies. In their capacity on the Board, Directors owe their fundamental allegiance to the shareholders of the corporation--the owners who elect them, and not to management.

  We believe, however, that certain business or financial relationships can adversely affect the ability of Directors to function in their appropriate oversight role. This is especially critical for so-called outside or independent Directors who are not employee/Directors and who should bring a certain arms-length objectivity to Board deliberations. According to the Company's most recent proxy statement, in 1982 the Company established a retirement or pension plan for non-employee Directors with at least five years of service who will receive a monthly retirement benefit for ten years equal to the annual Board retainer in effect at the time of the Director's retirement from the Board. That retainer is now a generous $20,000. Directors are also entitled to expense reimbursements.

  While non-employee or outside Directors should be entitled to reasonable compensation for their time and expertise, we are of the opinion that additional layers of compensation in the form of retirement benefits, which are 100 percent of the Director's base compensation, has the pernicious effect of compromising their independence and impartiality. It is our view that such generous and unnecessary extra compensation for outside Directors of the Company is management's way to insure their unquestioning loyalty and acquiescence to whatever policy management initiates. Accordingly, when viewed from this perspective, these types of retirement benefits become yet another device to enhance and entrench management's control over corporate policy while being accountable only to themselves, and not to the company's owners. We believe that this additional layer of compensation to Directors may influence their ability to exercise that degree of independence from management which is critical to the proper functioning of the Board.

  Because of our strong concern for maximizing the ability of Boards of Directors to act in a shareholder's interest, we feel that the long-term best interests of the Company are not well-served by such retirement policies. The vast preponderance of Directors at various corporations are undoubtedly covered by generous retirement policies at their principal place of employment, and they need not be "double-dipping" at this Company or any others.

  We urge your support for this Proposal.

THE COMPANY'S RESPONSE TO STOCKHOLDER PROPOSAL A

  The Board believes that the best interests of Sprint and its Stockholders are served by continuing to provide a retirement plan for Outside Directors. Therefore, we are recommending a vote against the proposal.

  To remain competitive, Sprint must attract and retain individuals to serve as Outside Directors who are recognized for their leadership, knowledge, experience and ability. To this end, Sprint provides a compensation package competitive with that offered by other major corporations and which recognizes the increasing time commitment, diligence, and risks associated with Board service. The compensation package for outside directors of most large companies includes retirement benefits. According to a 1994 study of 220 major corporations by Executive Compensation Reports, an independent research organization, 82% of companies similar in size to Sprint provide retirement plans to their non-employee directors. Sprint believes that it would be placed at a competitive disadvantage if it were to refrain in the future from providing retirement benefits for Outside Directors as requested under the proposal.

  Sprint, like most other companies, has found retirement plans to be a reasonable and appropriate part of an overall compensation package for Outside Directors. Under Sprint's plan, an Outside Director earns retirement benefits by serving Sprint as a Director for at least five years. In addition, the retirement benefit under the plan is proportionate to the length of the Director's service to Sprint. Benefits are paid for the number of years the Director has served up to a maximum of ten years. These features of the plan encourage Directors to remain with Sprint for greater continuity and stability within the Board. At the same time, the plan is reasonable and consistent with industry standards and cannot fairly be said to compromise the independence and objectivity of Outside Directors.

  ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE AGAINST THIS PROPOSAL.

     B. STOCKHOLDER PROPOSAL TO ESTABLISH A STOCKHOLDER ADVISORY COMMITTEE
                             (Item 5 on Proxy Card)

  Ann Bohlander, 415 West Madison, Decatur, Indiana 46733, owner of 116 shares of Sprint Common Stock, has given notice of her intention to introduce the following resolution at the Annual Meeting. In addition, she has indicated her intention to present an amended proposal at the Annual Meeting. This amended proposal was not timely submitted to Sprint and is therefore not set forth in this Proxy Statement. If the amended proposal, as described in correspondence received on behalf of Ms. Bohlander, is presented at the Annual Meeting, Sprint intends to use the discretionary authority conferred under the accompanying proxy to vote against the amended proposal pursuant to Rule 14a-4(c)(4) of the SEC proxy rules.

    Resolved: That the following by-law be adopted:

    Article III, Section 10. The Corporation shall have a Stockholder Advisory Committee consisting of at least three members, who shall agree to review the management of the business and affairs of the corporation by the Board of Directors, and advise the Board of their views, and whose first subject for consideration shall be whether the Corporation has adopted and effectively administered a compliance program that is adequate to prevent, detect and respond to violations of law, and of administrative rules or regulations. Following each annual meeting, each beneficial owner of five per cent or more of a class of the Corporation's stock, and each collective bargaining representative of the Corporation's employees, shall have the right, but not the obligation, to appoint one stockholder to the Committee to serve until the date of the next annual meeting, provided that each appointee shall qualify for service by filing a written acceptance with the Secretary, in which the appointee agrees to serve without expense to the Corporation, unless the Board decides to authorize payments for expenses that the Committee may incur.

STOCKHOLDER'S STATEMENT IN SUPPORT OF STOCKHOLDER PROPOSAL B

  The proposed by-law would permit stockholders to provide advice and information to the Board on a broad range of issues. The first subject for consideration would focus on legal compliance, because Sprint and its management have recently been made the subject of certain lawsuits and administrative charges.

  In 1993, Sprint agreed to a $29 million settlement of a class action against Sprint and certain of its officers and directors, which had alleged violations of the federal securities laws.

  On September 22, 1994, the National Labor Relations Board (NLRB) filed an administrative proceeding against Sprint as a result of the Corporation's closing of its La Conexion Familiar subsidiary in San Francisco, alleging "over 50 separate incidents of employer conduct [that it] deemed violative of . . . the [National Labor Relations Act], which prohibits interference with employees in their exercise of their rights to engage in union activity."

  In connection with a related federal court action, the NLRB asserted that Carl Doerr, Sprint Vice President for Employee/Labor Relations, Fair Employment Practices, had submitted "fabricated evidence" to the NLRB during its investigation and "was required to resign" by Sprint.

  On October 23, 1994, the Rocky Mountain News reported that one employee had recently filed a lawsuit against Sprint claiming that his dismissal was racially motivated, that another employee had filed a lawsuit alleging unsolicited sexual advances, and that two other female employees had filed complaints alleging racial and gender discrimination.

  These cases, and others which space does not allow to be mentioned, have already resulted in negative publicity for Sprint, as well as substantial litigation and settlement costs. While the pending charges may prove to be unfounded, it would be prudent to establish the proposed Committee to determine whether management has established an effective legal compliance program and, if not, what remedial action is needed.

THE COMPANY'S RESPONSE TO STOCKHOLDER PROPOSAL B

  The Board of Directors believes that the proposed Stockholder Advisory Committee is unnecessary and will not be truly representative of Sprint's Stockholders.

  The proponent states that the committee would review the actions taken by management in connection with legal compliance programs. While the Board of Directors values the advice and opinions of Stockholders, it is the right and duty of the Directors, as fiduciaries elected to represent the Stockholders, to manage the company's business and affairs. In fact, the Board of Directors has recently undertaken the kind of review suggested in this proposal. The Board established an Ethics Committee, composed of members of the Board. The Ethics Committee examined Sprint's compliance program and recommended various measures, all of which have been fully implemented. The efforts of this Committee and the results of its studies were reported to the Stockholders in Sprint's Third Quarter Report in 1992. On a continuing basis, one of the principal duties of the Nominating and Corporate Responsibility Committee of Sprint's Board of Directors is to review periodically the effectiveness of the ethical and legal compliance program.

  Sprint also has a uniform ethics policy which is printed and distributed to all employees. Ethics seminars have been held to discuss the policy and respond to employees' questions. A Chief Ethics Officer oversees compliance company-wide, and several employees work in the administration of the program. An 800-number Ethics Hotline (with caller identity protected) is available 24 hours a day to assist employees who report or seek help with potential ethics issues.

  Additionally, Sprint has similar programs specifically designed to address discrimination and sexual harassment issues. An internal dispute resolution system affords many employees an opportunity to choose between a peer panel or an executive panel to hear issues relating to fair treatment.

  The proponent has pointed out that the allegations she cites may prove to be unfounded. Companies as large as Sprint--even with the best of policies and compliance efforts--are likely to receive some complaints from employees. At Sprint, ethical and fairness issues raised by employees are given careful consideration. If Sprint identifies a problem through any of its established programs or otherwise, it takes prompt remedial action. On the other hand, if complaints are unfounded, Sprint defends its position. Sprint is seriously committed to implementing and enforcing its Code of Ethics and to ensuring fair and consistent treatment of all employees in accordance with the law.

  Even if the Shareholder Advisory Committee were necessary, the proposed procedures for appointing members to the committee will not permit Sprint's Stockholders to be truly represented. Because there are no beneficial owners of 5% of Sprint's common stock, the proposal would not allow a single holder of the more than 347 million shares of Sprint's Common Stock, representing more than 99.5% of the stock of the company, to appoint a member to the committee.

  The proposal does specify that organized labor unions, which represent only approximately 25% of the more than 51,000 employees of Sprint, will have the right to make appointments to the committee.

  For these reasons the Board recommends a vote against the proposal.

  ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE AGAINST THIS PROPOSAL.

                  V. OTHER MATTERS TO COME BEFORE THE MEETING

  No other matters are intended to be brought before the meeting by Sprint nor does Sprint know of any matters to be brought before the meeting by others. If, however, any other matters properly come before the meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of management on any such matter.

                                          By order of the Board of Directors
                                                Don A. Jensen
                                             Vice President and
                                                  Secretary

March 14, 1995

  A COPY OF SPRINT'S ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 1994 WILL BE SENT TO STOCKHOLDERS UPON REQUEST WITHOUT CHARGE. REQUESTS SHOULD BE SENT TO INVESTOR RELATIONS DEPARTMENT, P.O. BOX 11315, KANSAS CITY, MISSOURI 64112.

                                                                       EXHIBIT A

                     MANAGEMENT INCENTIVE STOCK OPTION PLAN

  1. Establishment and Purpose. Sprint Corporation, a Kansas corporation (the "Company"), hereby establishes a stock option plan to be named the Management Incentive Stock Option Plan (the "Plan"). The purpose of the Plan is to permit employees of the Company and its subsidiaries who are eligible to receive annual incentive compensation to receive nonqualified stock options in lieu of a portion of the target incentive under the Company's management incentive plans ("MIPs"), thereby encouraging the employees to focus on the growth and profitability of the Company and the performance of its common stock. Subject to approval of the Company's stockholders, the Plan provides for options to be granted beginning March 15, 1995, and ending April 18, 2005. Stock options granted prior to or as of April 18, 2005, may extend beyond that date.

  2. Administration. The Plan shall be administered by the Organization and Compensation Committee of the Board of Directors (the "Committee"). The Company shall grant options under the Plan in accordance with determinations made by the Committee pursuant to the provisions of the Plan. The Committee from time to time may adopt (and thereafter amend and rescind) such rules and regulations for carrying out the Plan and take such action in the administration of the Plan, not inconsistent with the provisions of the Plan, as it shall deem proper. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan, or in any option or restricted shares of common stock granted or issued pursuant to the Plan, in the manner and to the extent it shall deem desirable to effect the terms of the Plan. The interpretation and construction of any provisions of the Plan by the Committee shall, unless otherwise determined by the Board of Directors of the Company, be final and conclusive. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it. The Corporate Secretary shall act as Plan Administrator carrying out the day-to-day administration of the Plan unless the Committee appoints another officer or employee of the Company as Plan Administrator.

  3. Eligibility. The Committee will determine each year whether options will be granted in such year, whether participation will be elective or automatic and the amount of incentive compensation to be given up for each stock option. Any salaried employee of the Company and its subsidiaries shall be eligible to be selected for participation in the MIPs. The Committee will, in its discretion, determine the employees who participate in the MIPs and, therefore, who will be eligible for options, the dates on which options shall be granted, and any conditions on the exercise of the options.

  No option may be granted to any individual who immediately after the option grant owns directly or indirectly stock possessing more than five percent (5%) of the total combined voting power or value of all classes of stock of the Company or any subsidiary.

  4. Common Stock Subject to the Plan. The shares of common stock of the Company, $2.50 par value, to be issued upon the exercise of a nonqualified option to purchase common stock granted in lieu of MIP payout may be made available from the authorized but unissued common stock of the Company, shares of common stock held in the treasury, or common stock purchased on the open market or otherwise.

  Approval of the Plan by the Stockholders of the Company shall constitute authorization to use such shares for the Plan subject to the discretion of the Board or as such discretion may be delegated to the Committee.

  Subject to the provisions of the following paragraph, the total number of shares for which options may be granted under the Plan each year shall be 0.9% of the total outstanding shares of common stock of the Company as of the first day of such year; provided, however, that such number shall be increased in any year by the number of shares available in previous years for which options have not been granted. If and when an option granted under the Plan is terminated without having been exercised in full, the unpurchased or forfeited shares shall become available for grant to other employees.


                                Exhibit A-Page 1

  The number of shares subject to the Plan may be appropriately adjusted by the Committee in the circumstances outlined in Section 5(k).

  5. Stock Options; Terms and Conditions. Each option will represent the right to purchase a specific number of shares of common stock of the Company and shall be subject to the following terms and conditions and to such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable:

    a. Consideration for and Number of Options. Each option shall be granted in lieu of a portion of the optionee's cash payout under the MIPs. The Committee shall determine the number of shares or the manner of calculating the number of shares available for each option each year, subject to the total number of shares available under the Plan for such year, and the amount or the method of determining the amount of annual incentive compensation to be given up by each participant in return for an option, taking into consideration appropriate factors in making such determinations, such as interest rates, volatility of the market price of common stock of the Company and the term of the option, provided, however that shares subject to options granted to any individual employee during any calendar year shall not exceed a total of 500,000 shares.

    b. Participation in the Plan. Participation in the Plan may be voluntary or automatic, as determined by the Committee. The rules and procedures for voluntary participation, when applicable, shall be established and implemented by the Plan Administrator.

    c. Exercise Price. The price at which each share covered by an option may be purchased shall be one hundred percent (100%) of the fair market value of the Company's common stock on the date the option is granted. Fair market value shall be deemed to be the average of the high and low prices of the Company's common stock for composite transactions as published by major newspapers for the date the option is granted or, if no sale of the Company's common stock shall have been made on that day, the next preceding day on which there was a sale of such stock.

    d. Vesting. Unless the Committee determines otherwise, stock option grants shall provide that the total number of shares subject to an option shall become exercisable December 31 in the year of the date of grant.

    e. Term of Option. Options shall not be exercisable after the expiration of ten (10) years from the date of grant.

    f. Payment of Exercise Price. Options shall be exercisable only upon payment to the Company of the full purchase price of the shares with respect to which options are exercised. Payment for the shares shall be either in United States dollars, payable in cash or by check, or by surrender of stock certificates representing like common stock of the Company having an aggregate fair market value, determined as of the date of exercise, equal to the number of shares with respect to which such options are exercised multiplied by the exercise price per share. The fair market value of common stock on the date of exercise of options shall be determined in the same manner as the fair market value of common stock on the date of grant of options is determined. Certain optionees may use restricted stock as payment for the exercise price in accordance with
  Section 6 hereof. In that event, fair market value of the shares of restricted stock will be determined as if the shares were not restricted.

    g. Manner of Exercise. A completed exercise form and the exercise price, whether in the form of cash or stock, must be delivered to the Plan Administrator in order to exercise an option. An option shall be deemed exercised on the date such exercise form and payment are received by the Plan Administrator.

    h. Time for Exercise. Each option expires if it has not been exercised within its term. Once an option has expired for any reason, it can no longer be exercised. If employment with the Company or a subsidiary of the Company is terminated, the optionee may exercise options which are exercisable on the date of termination of employment until the earlier of
  (1) the date on which the option expires and (2) the end of the applicable time period below:

      (i) retirement: five years after retirement date.


                                Exhibit A-Page 2

      (ii) disability (qualifying for long-term disability benefits under the Company's Basic Long-Term Disability Plan): five years after qualification date.

      (iii) death: one year after death for the estate or designated beneficiary to exercise the decedent's options.

      (iv) involuntary termination other than for cause: the date on which the option expires.

      (v) voluntary termination: three months from the date of termination of employment.

  If an optionee's employment is terminated for a reason constituting good cause, any outstanding options granted under the Plan and held by such optionee at such time will automatically terminate. For this purpose, "good cause" shall mean conduct by the optionee which reflects adversely on his or her honesty, trustworthiness or fitness as an employee, or the optionee's willful engagement in conduct which is demonstrably and materially injurious to the Company.

    If an optionee becomes associated with, becomes employed by, renders services to, or owns any interest in (other than a nonsubstantial interest, as determined by the Committee) any business in competition with the Company, all outstanding options whether vested or unvested shall automatically terminate and shares of restricted stock received upon the exercise of an option pursuant to Section 6 hereof which continue to be restricted shall be forfeited.

    i. Restricted Stock. Certain optionees may elect to deliver restricted shares or receive restricted shares in connection with an exercise of an option, as provided in Section 6 hereof.

    j. Assignment of Benefits; Beneficiary Designations. Options may not be executed, levied, garnished, attached, pledged, assigned or transferred other than by will or by the laws of descent and distribution, except that an optionee may designate a beneficiary or beneficiaries to exercise unexpired options after the optionee's death. Designations must be made in writing on a form provided by the Plan Administrator. Designations shall become effective on the date that the form--properly completed, signed and notarized--is received by the Plan Administrator.

    k. Change in Stock, Adjustments. In the event that the outstanding shares of common stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number of shares or kind of shares or other securities of the Company or of another corporation, by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split up, combination of shares, or a dividend payable in capital stock, appropriate adjustment shall be made by the Committee in the number of shares as to which outstanding options, or portions thereof then unexercised, shall be exercisable, to the end that the optionee's proportionate interest shall be maintained as before the occurrence of such event, and such adjustment of outstanding options shall be made without change of the total price applicable to unexercised options and with a corresponding adjustment in the exercise price per share.

  6. Restricted Stock. Certain optionees, as determined by the Committee, may elect to receive restricted shares upon payment for the exercise of an option in the form of unrestricted common stock. The optionee will receive the same number of unrestricted shares as the number of shares surrendered to pay the exercise price, while the shares received in excess of the number surrendered to pay the exercise price may be restricted. Such optionees may also elect to deliver restricted shares of the Company's common stock in payment of the exercise price notwithstanding restrictions on transferability to which such shares are subject. The Company shall be authorized to issue restricted shares of common stock upon such exercises of stock options, subject to the following conditions:

    a. The optionee shall elect a vesting period for the restricted common stock to be received upon exercise of the option of between six (6) months and ten (10) years, subject to rules and procedures established by the Plan Administrator, but in no event may an optionee elect a vesting period shorter than the period provided in paragraph (d) of this Section 6.

    b. The optionee who receives the restricted stock may not sell, transfer, assign, pledge, or otherwise encumber or dispose of shares of restricted stock, except in payment of the exercise price of a stock option issued by the Company, until such time as all restrictions on such stock have lapsed.


                                Exhibit A-Page 3

    c. An optionee who elects to receive restricted common stock upon an exercise shall have the right to satisfy tax withholding obligations in the manner provided in Section 8 hereof.

    d. Restricted common stock received in such an exercise or from an election to receive a Long-Term Incentive Plan payout in restricted stock, or any Restricted Stock Award granted pursuant to the Long-Term Stock Incentive Program, shall be eligible for use in payment of the exercise price of a stock option, so long as all the shares received as a result of such an exercise are restricted for a period at least as long as, and with terms at least as restrictive as the terms of, the restricted common stock used in payment.

    e. The shares of restricted common stock received in an exercise of a stock option that continue to be restricted shall be forfeited in the event that vesting conditions are not satisfied, subject to the discretion of the Committee, except in the case of death, disability, normal retirement, or involuntary termination for reasons other than cause, in which case all restrictions lapse; provided, however, that in no event shall restrictions lapse if the restrictions on shares used to pay for the exercise have not lapsed under the same conditions. If restricted shares are forfeited, the optionee or his representative shall sign any document and take any other action required to assign said restricted shares back to the Company.

    f. The optionee will have all the rights of a stockholder with respect to shares of restricted stock received upon the exercise of an option, including the right to vote the shares of stock and the right to dividends on the stock. Unless the Plan Administrator establishes alternative procedures, the shares of restricted stock will be registered in the name of the optionee and the certificates evidencing such shares shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to the award and shall be held in escrow by the Company. The optionee shall execute a stock power or powers assigning the shares of restricted stock back to the Company, which stock powers shall be held in escrow by the Company and used only in the event of the forfeiture of any of the shares of restricted stock. A certificate evidencing unrestricted shares of common stock shall be issued to the optionee promptly after the restrictions lapse on any restricted shares.

    g. The Plan Administrator shall have the discretion and authority to establish any rules in connection with the use of restricted stock, including but not limited to regulating the timing of the lapse of restrictions within the six-month to ten-year period and prescribing election forms as the Plan Administrator deems necessary or desirable for the orderly administration of such exercises.

  7. Reload Options. The Committee may provide that optionees have the right to a reload option, which shall be subject to the following terms and conditions:

    a. Grant of the Reload Option; Number of Shares; Price. Subject to subsections (b) and (c) of this Section 7 and to the availability of shares to be optioned under the Plan, if an optionee has an option (the "original option") with reload rights and pays for the exercise of the original option by surrendering common stock of the Company, the optionee shall receive a new option ("reload option") for the number of shares so surrendered (or, if applicable, the number of shares provided for in paragraph (h) of this Section 7) at an exercise price equal to the fair market value of the stock on the date of the exercise of the original option.

    b. Minimum Purchase Required. A reload option will be granted only if the exercise of the original option is an exercise of at least 25% of the total number of shares granted under the original option (or an exercise of all the shares remaining under the original option if less than 25% of the shares remain to be exercised).

    c. Other Requirements. A reload option will not be granted: (1) if the market value of the common stock of the Company on the date of exercise of the original option is less than the exercise price of the original option;
  (2) if the optionee is no longer an employee of the Company or its subsidiary; or (3) if the original option is exercised less than one year prior to the expiration of the original option.

    d. Term of Option. The reload option shall expire on the same date as the original option.

    e. Type of Option. The reload option shall be a nonqualified option.

    f. No Additional Reload Options. The reload options shall not include any right to a second reload option.


                                Exhibit A-Page 4

    g. Date of Grant, Vesting. The date of grant of the reload option shall be the date of the exercise of the original option. The reload options shall be exercisable in full beginning one year from date of grant; provided, however, that all shares purchased upon the exercise of the original option (except for any shares withheld for tax withholding obligations) shall not be sold, transferred or pledged within six months from the date of exercise of the original option. In no event shall a reload option be exercised after the original option expires as provided in subsection (d) of this Section 7.

    h. Stock Withholding; Grants of Reload Options. If the other requirements of this Section 7 are satisfied, and if shares are withheld or shares surrendered for tax withholding, a reload option will be granted for the number of shares surrendered as payment for the exercise of the original option plus the number of shares surrendered or withheld to satisfy tax withholding. In connection with reload options for officers who are subject to Section 16 of the Securities Exchange Act of 1934, the Committee may at any time impose any limitations which, in the Committee's sole discretion, are necessary or desirable in order to comply with Section 16(b) of the Securities Exchange Act of 1934 and the rules and regulations thereunder, or in order to obtain any exemption therefrom.

    i. Other Terms and Conditions. Except as otherwise provided in this
  Section 7, all the provisions of the Plan shall apply to reload options.

  8. Stock Withholding Election. When taxes are withheld in connection with the exercise of a stock option by delivering shares of stock in payment of the exercise price, or upon the lapse of restrictions on restricted stock received upon the exercise of an option (the date on which income is recognized in connection with any such exercise or lapse of such restrictions hereinafter referred to as the "Tax Date"), the optionee may elect to make payment for the withholding of federal, state and local taxes, excluding Social Security and Medicare taxes, up to the optionee's marginal tax rates, by one or both of the following methods:

    (i) delivering part or all of the payment in previously-owned shares (which shall be valued at fair market, as defined herein, on the Tax Date) held for at least six months, whether or not received through the prior exercise of a stock option; or

    (ii) requesting the Company to withhold from those shares that would otherwise be received upon exercise of the option, or upon the lapse of restrictions, a number of shares having a fair market value (as defined herein) on the Tax Date equal to the amount to be withheld. The amount of tax withholding to be satisfied by withholding shares from the option exercise or from the restricted stock received through the exercise of an option upon the lapse of restrictions is limited to the minimum amount of taxes, excluding Social Security and Medicare taxes, required to be withheld under federal, state and local law.

  Such election is irrevocable. Any Social Security and Medicare taxes, any fractional share amount and any additional withholding not paid by the withholding or surrender of shares must be paid in cash. If no timely election is made, cash must be delivered to satisfy all tax withholding requirements.

  Optionees who are subject to Section 16 of the Securities Exchange Act of 1934 ("Insiders") making an election pursuant to (i) or (ii) of the immediately preceding paragraph must do so: (a) at least six months after the date of grant of the option; and (b) within a "window period" as defined in Rule 16b-3(e)(3) under the Securities Exchange Act of 1934 or at least six months in advance of the Tax Date. An election by an Insider to deliver stock or have stock retained to satisfy tax obligations is subject to the approval of the Committee and to such rules as the Committee may from time to time adopt.

  9. Miscellaneous.

    a. Amendment. The Company reserves the right to amend the Plan at any time by action of the Board of Directors provided that no such amendment may materially and adversely affect any outstanding stock options without the consent of the respective participants, and provided that, without the approval of the stockholders, no such amendment may increase the total number of shares reserved for the purposes of the Plan.


                                Exhibit A-Page 5

    b. Effectiveness of Plan. This Plan shall be effective as of February 18, 1995, subject to approval of Stockholders of the Company prior to February 18, 1996.

    c. Rights in Securities. All certificates for shares delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. No optionee or optionee's beneficiary, executor or administrator, legatees or distributees, as the case may be, will be, or will be deemed to be, a holder of any shares subject to an option unless and until a stock certificate or certificates for such shares are issued to such person or persons under the terms of the Plan. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as provided in Section 5(k) hereof.

    d. Date of Grant. The grant of an option shall be effective no earlier than the date the Committee decides to grant the option, except that grants of reload options shall be effective as provided in Section 7(g) hereof.

    e. Application of Funds. The proceeds received by the Company from the sale of stock subject to option are to be added to the general funds of the Company and used for its corporate purposes.

    f. No Obligation to Exercise Option. Granting of an option shall impose no obligation on the optionee to exercise such option.

                                Exhibit A-Page 6

SPRINT RETIREMENT SAVINGS PLAN         CENTEL EMPLOYEES' STOCK OWNERSHIP PLAN
SPRINT RETIREMENT SAVINGS PLAN         CENTEL RETIREMENT SAVINGS PLAN FOR
FOR BARGAINING UNIT EMPLOYEES          BARGAINING UNIT EMPLOYEES




                       FIDELITY MANAGEMENT TRUST COMPANY
               UMB BANK, N.A., and FIRSTIER BANK, N.A., TRUSTEES
               P.O. Box 9107, Hingham, Massachusetts 02043-9107
VOTING INSTRUCTIONS FOR ANNUAL MEETING OF STOCKHOLDERS OF SPRINT CORPORATION ON
                                APRIL 18, 1995


          I hereby direct Fidelity Management Trust Company, UMB Bank, n.a., and FirsTier Bank, n.a., either in person or by proxy, to vote all shares of Common Stock of Sprint Corporation (Sprint) which have been allocated to my account(s) under the Sprint Retirement Savings Plan, the Sprint Retirement Savings Plan for Bargaining Unit Employees, the Centel Retirement Savings Plan for Bargaining Unit Employees, and the Centel Employees' Stock Ownership Plan at the Annual Meeting of Stockholders to be held April 18, 1995, and any adjournments thereof, upon the following matters, AND IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING INCLUDING ANY STOCKHOLDER PROPOSAL OMITTED FROM THE ACCOMPANYING PROXY STATEMENT PURSUANT TO RULE 14A-8 OF THE PROXY RULES OF THE SECURITIES AND EXCHANGE COMMISSION:

       ------------PLEASE DETACH AT PERFORATION BEFORE MAILING----------

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3
                          AND AGAINST ITEMS 4 AND 5.

1. To elect the nominees listed below, and each of them, as Directors of Class III; and while Sprint has no reason to believe that any of the nominees will decline or be unable to serve, if any do, to vote with discretionary authority.

      [_]FOR all nominees listed below       [_]WITHHOLD AUTHORITY
         (except as marked to the               to vote for all nominees
         contrary below)                        listed below
 (TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE STRIKE A LINE
                THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

                William T. Esrey             Charles H. Price II
                Linda Koch Lorimer           Stewart Turley

2. To approve the Management Incentive
   Stock Option Plan.                    FOR [_]  AGAINST [_]  ABSTAIN [_]

3. To approve the appointment of Ernst
   & Young LLP as independent auditors
   of Sprint for 1995.                   FOR [_]  AGAINST [_]  ABSTAIN [_]
-------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 4 AND 5.

4. Stockholder proposal concerning
   retirement plan for outside
   directors.                            FOR [_]  AGAINST [_]  ABSTAIN [_]

5. Stockholder proposal to establish a
   Stockholder advisory committee.       FOR [_]  AGAINST [_]  ABSTAIN [_]

                        (PLEASE SIGN ON REVERSE SIDE.)

          You are entitled to direct the voting of the total number of shares of Common Stock of Sprint allocated to your accounts through February 21, 1995, the record date for voting at the April 18, 1995, Stockholders Meeting. Your accounts include one or more of the following: (a) Company Stock Investment Fund (your contributions), (b) Company Stock Match account, (c) Centel Profit Sharing account, (d) TRASOP account (formerly Sprint's ESOP), (e) Centel Employees' Stock Ownership Plan account (Centel ESOP). The Centel ESOP and the Centel Retirement Savings Plan for Bargaining Unit Employees provide for the trustees to vote all shares held in the trusts for these two plans for which they do not receive voting instructions in the same proportions as instructions received for shares voted. The trustees will vote all unallocated shares held in the Sprint Retirement Savings Plan (including the TRASOP) and the Sprint Retirement Savings Plan for Bargaining Unit Employees in the same proportions as instructions received for shares voted, and any shares allocated to participant accounts in these plans for which the trustees do not receive voting instructions will not be voted.

          Statements of your accounts will be provided separately.

         ----------PLEASE DETACH AT PERFORATION BEFORE MAILING-------



    VOTING INSTRUCTIONS, SPRINT CORPORATION ANNUAL MEETING OF STOCKHOLDERS


                         If you sign and return this card in the enclosed envelope for receipt by Fidelity Management Trust Company by April 12, 1995, YOUR SHARES WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE, OR IF THIS CARD IS SIGNED AND RETURNED WITHOUT SPECIFICATIONS, YOUR SHARES WILL BE VOTED FOR ITEMS 1 , 2 AND 3 AND AGAINST ITEMS 4 AND 5. Your voting instructions to the trustees are confidential.

                                         ___________________________________
                                         Signature


                                         Date __________________________, 1995

                                       P
                                       R
                                       O
                                       X
                                       Y
                              SPRINT CORPORATION
                  P.O. BOX 11315, KANSAS CITY, MISSOURI 64112
  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL
                           MEETING ON APRIL 18, 1995
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3 AND AGAINST
ITEMS 4 AND 5.
  The undersigned hereby appoints W.T. Esrey, J.R. Devlin and A.B. Krause, and each of them, with full power of substitution as proxies, to vote all the shares of Common and Preferred Stock of Sprint Corporation (Sprint) which the undersigned is entitled to vote at the 1995 Annual Meeting of Stockholders to be held April 18, 1995, and any adjournment thereof, upon the following matters, AND IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING INCLUDING ANY STOCKHOLDER PROPOSAL OMITTED FROM THE ACCOMPANYING PROXY STATEMENT PURSUANT TO RULE 14A-8 OF THE PROXY RULES OF THE SECURITIES AND EXCHANGE COMMISSION:
1. To elect the nominees listed below, and each of them, as Directors of Class III; and while Sprint has no reason to believe that any of the nominees will decline or be unable to serve, if any do, to vote with discretionary authority.
      [_] FOR all nominees listed below
                           [_] WITHHOLD AUTHORITY
       (except as marked to the contrary below)
                            to vote for all nominees listed below
    (TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE STRIKE A LINE
                THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)
        William T. Esrey
                      Charles H. Price II
        Linda Koch Lorimer
                      Stewart Turley
2. To approve the Management Incentive Stock Option Plan.
                                              FOR [_]  AGAINST [_]  ABSTAIN [_]
3. To approve the appointment of Ernst & Young LLP as independent auditors for 1995.
                                              FOR [_]  AGAINST [_]  ABSTAIN [_]
-------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 4 AND 5.
4. Stockholder proposal concerning retirement plan for outside directors.
                                              FOR [_]  AGAINST [_]  ABSTAIN [_]
5. Stockholder proposal to establish a Stockholder advisory committee.
                                              FOR [_]  AGAINST [_]  ABSTAIN [_]
                         (PLEASE SIGN ON REVERSE SIDE)

THIS PROXY, IF SIGNED AND RETURNED, WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF THIS CARD IS SIGNED AND RETURNED WITHOUT SPECIFICATIONS, YOUR SHARES WILL BE VOTED FOR ITEMS 1, 2 AND 3 AND AGAINST ITEMS 4 AND 5. A majority of said proxies, or any substitute or substitutes, who shall be present and act at the meeting (or if only one shall be present and act, then that one) shall have all the powers of said proxies hereunder.
Please sign exactly as name appears. If shares are held jointly, any one of the joint owners may sign. Attorneys-in-fact, executors, administrators, trustees, guardians or corporation officers should indicate the capacity in which they are signing. PLEASE SIGN, DATE, AND MAIL THIS PROXY PROMPTLY WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. YOU MAY NEVERTHELESS VOTE IN PERSON IF YOU DO ATTEND.

DATE ___________________________________________________________________ , 1995

PLEASE ________________________________________________________________________
                                    Signature
IGNS
EREH
   ----------------------------------------------------------------------------
                                    Signature